Exhibit 10.2
ASSET PURCHASE AGREEMENT
By and among
Braden Partners, L.P.
As Buyer
and
American Oxygen and Medical Equipment, Inc. and Arcadia Home Oxygen and Medical
Equipment, Inc.
and
Arcadia Products, Inc., RKDA, Inc., and Arcadia Resources, Inc.
As Sellers

i

SCHEDULES
TITLE
4.1 Organization and Qualification
4.4 Compliance of Transaction With Laws and Other Instruments
4.5(a) Title to Purchased Assets; Liens
4.5(c) Title to Purchased Assets; Liens
4.6 Tax Matters
4.8 Inventory
4.10 Contracts, Real Property Leases, and Commitments
4.11(a) All Active Rental Patients
4.11(b) All Qualified Files
4.12 Permits; Governmental Agreements
4.14 Healthcare Compliance
4.16 Litigation
4.17 Finder’s Fee

EXHIBITS
Exhibit A Form of Non-Compete Agreement
Exhibit B Form of Bill of Sale
Exhbit C Form of Sublease Agreement

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 19th day of May, 2009 by and among Braden Partners, L.P., a California limited partnership (“Braden”), American Oxygen and Medical Equipment, Inc., an Illinois corporation, also doing business as Remedy Therapeutics; and Arcadia Home Oxygen and Medical Equipment, Inc., a Michigan corporation, also doing business as Arcadia H.O.M.E, (collectively, the “Seller Entity”), and Arcadia Products, Inc., a Delaware corporation; RKDA, Inc, a Michigan corporation, and Arcadia Resources, Inc., a Nevada corporation, as shareholders of Seller Entity (the “Shareholders”). The Shareholders and the Seller Entity are referred to collectively herein as the “Sellers.”
     Certain terms used herein and not defined shall have the meaning set forth in Section 11.11 hereof.
RECITALS
     WHEREAS, the Seller Entity has been and is currently in the business of providing oxygen, oxygen equipment, compressed oxygen products, nebulizers, sleep therapy equipment, and respiratory and sleep therapy related products, supplies and services in and around Illinois, Indiana and Kentucky (such business shall be referred to herein as the “Business”);
     WHEREAS, Braden desires to purchase, and the Sellers desire to sell, substantially all of the assets relating to the Business of the Seller Entity, upon the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,
     IT IS AGREED AS FOLLOWS:
ARTICLE I — PURCHASE AND SALE OF ASSETS
     1.1. Purchased Assets
     Subject to and upon the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and agreements made herein by each party to the other, on the Closing Date (as defined in Article VIII), the Sellers hereby agree to sell, transfer, assign, convey and deliver to Braden, and Braden hereby agrees to purchase and acquire from the Sellers, wherever located, free and clear of all liens, claims, encumbrances, charges, liabilities or obligations of every kind and nature whatsoever (collectively, “Liens”), all right, title and interest to and in all of the assets, properties and rights of the Seller Entity of every nature, kind and description, tangible and intangible, and any such assets of the Shareholders used in or directly related to the Business, including confidentiality and non-compete agreements for the benefit of Seller Entity, except to the extent that any such assets form a part of the Excluded Assets as defined in Section 1.2 below, (collectively, the “Purchased Assets”).

     1.2. Excluded Assets
     Anything contained in this Agreement to the contrary notwithstanding, the following rights, properties and assets (the “Excluded Assets”), shall be retained by the Seller Entity and shall not be included in the Purchased Assets:
          (a) Cash. Cash or cash equivalents of the Seller Entity and all rights of the Seller Entity to deposits, prepaid expenses, security deposits, prepaid insurance, claims for refunds and rights to offset in respect thereof.
          (b) Bank Accounts. Bank accounts of the Seller Entity.
          (c) Accounts and Accounts Receivable. The accounts, accounts receivable or notes receivable, whether or not current, arising out of the Business for services provided prior to the Closing Date (the “Accounts Receivable”).
          (d) Tax Refunds. All refunds and deposits of all federal, state, local and foreign taxes due to any of the Sellers with respect to the Business for any period.
          (e) Corporate Records. The Seller Entity’s corporate stock record books, corporate record books containing minutes of meetings of the directors and stockholders of the Seller Entity, and all other records related to the Seller Entity’s corporate organization and capitalization, tax records and returns, schedules of depreciation and financial statements; provided that, the Seller Entity will retain all such records in accordance with its current record keeping policies and shall, upon the request of Braden (which request shall include, in reasonable detail, the reasons for requiring such information) and upon reasonable advance notice, make such records available for Braden’s inspection and copying during normal business hours.
          (f) Insurance. All insurance policies owned by Sellers and rights to collect insurance proceeds under policies owned by Sellers.
          (g) Provider Numbers and Agreements. Medicare, Medicaid and all other third party provider numbers and agreements.
          (h) Personnel Records. All personnel records that the Seller Entity is required to retain in its possession and all rights in connection with the assets of any employee benefit plans.
          (i) Written Materials. All stationery, purchase orders and sale order forms, invoices, brochures, advertising materials and similar items.
          (j) Permits and Licenses. All permits and licenses of the Business.
          (k) Inactive Patients and Patient Files. Any patient or patient file not listed on Schedule 4.11(a).

     1.3. Assignment of Third Party Real Property Leases; Subletting
     Sellers will assign all rights and interests in the real property leases in Peoria, Illinois and Jackson, Kentucky, as specified in Schedule 4.10, together with office space, appurtances, fixtures and improvements on the leased property, and will sublet the Business locations in Crystal Lake, Illinois and Jacksonville, Illinois to Braden on a month-to-month basis at Seller’s cost for a period not to exceed Seller’s present lease obligations on those locations. Braden will not assume any other real property leases or obligations of Sellers; provided however, Braden will be permitted access to Sellers’ Crown Point, Indiana facility for the purpose of removing the Purchased Assets from the premises through and including May 31, 2009.
ARTICLE II — NON-ASSUMPTION OF LIABILITIES
     2.1. Non-Assumption of Liabilities
     Other than with respect to the Assumed Liabilities (as defined in Section 2.2 below), on the Closing Date Braden will not assume, agree to perform, discharge or indemnify the Sellers against or otherwise have any liability or obligation with respect to, any liability, debt, contract or obligation of the Seller Entity.
     2.2. Assumed Liabilities
     Upon the sale and purchase of the Purchased Assets, Braden will assume only the liabilities, responsibilities and obligations arising out of, resulting from, or relating to the use and ownership of the Purchased Assets by Braden after the Closing or the conduct of the Business by Braden after the Closing (collectively, the “Assumed Liabilities”). The Assumed Liabilities shall specifically not include any severance obligations of the Seller Entity or the Shareholders with respect to any officers or employees of the Seller Entity terminated in connection with the transactions contemplated hereby.
     2.3. Excluded Liabilities
     For purposes hereof the term “Excluded Liabilities” means any and all liabilities, responsibilities and obligations not listed in Section 2.2.
ARTICLE III — PURCHASE PRICE
     3.1. Purchase Price
     In reliance on the representations and warranties of the Sellers contained herein, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets, Braden shall pay to the Seller Entity in full payment for the Purchased Assets and in full payment for the agreements of Sellers herein and in the attached Exhibits, and subject to the provisions of Sections 3.1 and 3.2, the amount of Four Million Dollars and No Cents ($4,000,000) (the “Purchase Price”). The Purchase Price is payable by Braden (subject to Section 9.2 hereof) as follows:

          (a) On the Closing Date, Braden will pay an amount equal to seventy-five percent (75%) of the Purchase Price as the same may be adjusted pursuant to Section 3.2 (a) (the “Closing Payment”) to the Seller Entity (or directly to the Shareholders if so directed by the Seller Entity) by wire transfer to an account or accounts designated by the Seller Entity.
          (b) Subject to any further adjustment made pursuant to the provisions of Section 3.2 hereof, on the fifteenth (15th) day following the date that is six (6) months after the Closing Date, (such day being the “Deferred Disbursement Date”), Braden shall pay to the Seller Entity an additional amount (“Adjusted Payment”) such that the total received by the Seller Entity, including both the Adjusted Payment and the Closing Payment, shall equal ninety percent (90%) of the Purchase Price subject to any adjustment(s) pursuant to the provisions of Section 3.2(b).
          (c) On the fifteenth (15th) day following the date that is twelve (12) months following the Closing Date (the “Final Disbursement Date”), Braden shall pay to the Seller Entity by wire transfer an additional amount (“Final Disbursement”) such that the total received by the Seller Entity shall be equal to one hundred percent (100%) of the Purchase Price, subject to any adjustment(s) pursuant to the provisions of Section 3.1(d) and 3.2 (b).
          (d) Notwithstanding anything herein to the contrary, Braden shall have a right of setoff against any or all amounts owed by Braden to the Seller Entity pursuant to this Section 3.1 with respect to any unpaid indemnity claims made pursuant to Section 9.2 and subject to Section 9.3 hereof. In the event that Braden shall have asserted against Sellers any claim(s) for indemnification pursuant to Section 9.2 or 9.3 hereof and such claim(s) shall not have been resolved prior to the Final Disbursement Date, then Braden’s obligation to make such payment shall be deferred until resolution under Article X with respect to such claims is reached, in an amount equal to the aggregate amount of all such claims. Braden shall not be required to pay any interest on deferred payments. Upon resolution under Article X of such claims, Braden shall pay to the Seller Entity such amount of the deferred Purchase Price, as reduced by the indemnification amount resolved to be due to Braden, if any, as a result of such claims.
          (e) Braden and certain of the Sellers are parties to a Purchase and Sale Agreement dated as of January 6, 2009 relating to Braden’s purchase of assets of a separate business owned by certain of the Sellers and their Affiliates (the “O2 Agreement”). Braden has asserted claims for indemnification and adjustments to the purchase price under the O2 Agreement, which claims certain of the Sellers and their Affiliates dispute. Braden agrees that it shall not withhold or adjust amounts due to Sellers under this Agreement for claims under the O2 Agreement. Notwithstanding the foregoing, Sellers agree that Braden shall be entitled to withhold or adjust amounts due to Sellers under this Agreement (i) for any binding and finally resolved or adjudicated claims arising from the O2 Agreement, and (ii) subject to the limitations on claims set forth in the O2 Agreement, including but not limited to the provisions of Section 9.4 thereof.
     3.2. Adjustment to Purchase Price
          (a) Adjustments to Closing Payment at Closing Date. The Closing Payment shall be (i) reduced by the total of all amounts billed by Seller Entity during the fifteen (15) days prior to the Closing Date in the ordinary course, representing payment to Braden to render services on and after the Closing Date that have been billed in advance by the Seller Entity; and (ii) increased by the total of any agreed amounts representing payment to the Seller Entity for rendering services after the Closing Date, but before Braden assumes operating responsibility. The Seller Entity shall not bill for any Billing Cycles that commence on or after the Closing Date. The adjustment referenced in Section 3.2(a)(i) above shall include only amounts billed for recurring rental equipment during the current Billing Cycle and shall not include any billings for prior services provided by Sellers. In addition, the adjustment shall exclude any purchase conversions billed during the fifteen (15) days prior to the Closing Date unless the patient is shown as actively renting the purchased item on Schedules 4.11(a) or 4.11(b).
          (b) Adjustments at Deferred Disbursement Date. On the Deferred Disbursement Date, the Purchase Price may, at Braden’s election, be adjusted if the number of Oxygen Qualified Files and Sleep Qualified Files are fewer than the number listed on Schedule 4.11(b).
          (i) Except as provided in Section 3.2(b)(iii), if the number of Qualified Files meeting the standards included in their respective definitions at Section 3.2 (c) as of the Deferred Disbursement Date is fewer than the number of Qualified Files scheduled by Sellers in Schedule 4.11(b), the Purchase Price shall be reduced by an amount equal to the total of: (i) the difference between the number of Oxygen Qualified Files scheduled in 4.11(b) and the number of actual Oxygen Qualified Files as of the Deferred Disbursement Date multiplied by Two Thousand Five Hundred Dollars ($2500.00), plus (ii) the difference between the number of Sleep Qualified Files in Schedule 4.11(b) and the number of actual Sleep Qualified Files as of the Deferred Disbursement Date multiplied by Five Hundred Dollars ($500.00); provided however that the Purchase Price will not be adjusted unless the cumulative total amount of the adjustments relating to Qualified Files in this Section 3.2(b)(i) and the adjustments relating to equipment in Section 3.2 (b)(iv) is greater than One Hundred Thousand Dollars ($100,000) (“The Threshold”). In the event that the cumulative total amount of adjustments relating to Qualified Files exceeds the Threshold, then the Purchase Price will be reduced under this Section 3.2(b)(i) by the amount that such adjustment relating to Qualified Files exceeds the Threshold.
          (ii) A Qualified File that is listed on Schedule 4.11(b) as both an active Qualified Oxygen File and an active Qualified Sleep File will result in a total adjustment of Three Thousand Dollars ($3,000) if the file fails to qualify under the criteria for both oxygen and sleep rental services.
          (iii) In the event that Braden gives notice that the provisions of Section 3.2(h) for an Enhanced Purchase Price Adjustment have been met, then the Purchase Price adjustment reduction shall be calculated at the amounts of Five Thousand Dollars ($5,000) for every Oxygen Qualified File transferred or discontinued from service and One Thousand Dollars ($1,000) for each Sleep Qualified File transferred or discontinued from service. Braden shall be entitled to claim this “Enhanced Purchase Price Adjustment” reduction for each transferred or discontinued Qualified File listed on Schedule 4.11(b) and for each file listed on Schedule 4.11(a) that subsequently meets the criteria in Section 3.2(c) after the Closing Date through the efforts of Braden.

          (iv) Braden shall be entitled to reduce the Purchase Price for oxygen concentrators and home fill systems that fail to conform to manufacturers’ specifications by the amounts of One Thousand Dollars ($1,000.00) for each non-conforming home fill system and Four Hundred Dollars ($400.00) for each non-conforming concentrator. A concentrator shall be deemed non-conforming only if the non-conformity is such that Braden takes the unit out of service and disposes of it. If Braden elects to reduce the Purchase Price for non-conforming assets, Braden will document the make, model, and serial number of each non-conforming home fill system or concentrator, describe the substandard operating condition (including but not limited to accurate liter flow readings, minimum purity, working alarms, warning lights and indicators operative and at a reasonable decibel level, and breakage) and provide same to the Seller Entity on a monthly basis. This Section 3.2(a)(iv) shall not apply to units on hand that have been taken out of service and are properly tagged at the Closing Date as awaiting disposal.
          (c) Certain Definitions. For the purposes of this Section 3.2, a patient file included in the Purchased Assets is defined as a “Qualified File” only if all of following conditions are met: (i) The patient file as and when transferred by Seller Entity has complete paperwork necessary at the Closing Date, including accurate patient contact and insurance information, valid orders and prescriptions, valid pre-authorizations, wet ink initial and recertification CMNs (if required), proof of physician visits, all relevant qualifying tests, proof of patient adherence and other medical records necessary to support billing to Medicare or the appropriate insurer, as determined by written guidance from insurers; provided, however, such paperwork must be in the file or available to Braden only if the paperwork is required by the applicable payor in order to prove medical necessity for the equipment or services billed; (ii) on the Closing Date the patient is actively served by the Seller Entity and is using the equipment provided; and (iii) the patient is insurance-eligible and executes a valid assignment of benefits in favor of Braden within three (3) months of the Closing Date; and, (iv) the patient files, which meet all of the above three requirements, must represent a patient that is on active and billable service with Braden for at least three (3) Billing Cycles following the Closing Date; provided however, that any patient file meeting all of the above requirements that is billed by Braden, and for which Braden receives at least one (1) Billing Cycle, but subsequently becomes ineligible due to death or residence in a long term care facility or hospital, is a Qualified File. In determining whether a patient file is a Qualified File, Braden is entitled to rely upon its billing experience from the Closing Date to the Deferred Disbursement Date; provided however, that Braden will submit only those claims to insurers that are, in Braden’s sole discretion, adequately supported by medical necessity and required documentation and for which the beneficiary has agreed to an assignment of insurance benefits to Braden. With respect to qualifying tests referenced in Subsection 3.2(c)(i), a patient file will be considered “Qualified” unless Braden determines that the qualifying tests are not contained in the file, the qualifying test (or other similar information in the patient notes) cannot be obtained from the physician or testing entity after reasonable diligence to obtain such information, and the patient fails to qualify after subsequent retesting. A patient shall be deemed to have failed to qualify if, after exercising commercially reasonable efforts, Braden is unable to perform retesting for any reason, including a physician’s refusal to order the test, a patient’s refusal to be tested, a patient’s relocation, or death. With respect to valid order and prescriptions referenced in Subsection 3.2(c)(i), a patient file will be considered

“Qualified” provided the necessary information is set forth in an appropriate document within the file, including a valid CMN. “Wet ink” CMNs are required only where the applicable payor does not accept facsimile CMNs as a basis for billing patient services.
          (d) For purposes of the Purchase Price Adjustment only, a patient file being served by the Seller Entity or by Braden is defined as an “Oxygen Qualified File” only if all of the requirements of 3.2(c) are met, and the file represents a medically necessary and appropriate presently active rental of an oxygen concentrator or liquid oxygen system and related oxygen equipment and supplies listed on Schedule 4.11(b) as producing insurance-paid reimbursement at a monthly allowable rental rate in an amount equal to no less than One Hundred and Forty Five Dollars ($145.00) per month at rental rates for each Billing Cycle specified in 3.2(c)(iv).
          (e) For purposes of the Purchase Price Adjustment only, a patient file being served by the Seller Entity or by Braden is defined as a “Sleep Qualified File” only if all of the requirements of 3.2(c) are met, and the file represents a medically necessary and appropriately documented presently active rental of a sleep blower unit device for each Billing Cycle specified in 3.2(c)(iv).
          (f) On or before the date that is Ninety (90) days after the Closing Date, Braden shall provide a report of Qualified Files listed on Schedule 4.11(b) that have not conformed to the requirements of Section 3.2(c), together with a brief identification of the deficient paperwork. Braden agrees to provide Sellers with an updated report on a monthly basis thereafter until Braden elects to provide notice of a claim to adjust the Purchase Price under this Section 3.2, which claim may be made at any time before the Final Disbursement Date. For each such claimed adjustment, Braden shall provide a specific reason or reasons it has determined that such file fails to conform to the requirements of Section 3.2 (c).
          (g) Notwithstanding the foregoing, if Braden establishes that the failure of a file to meet the requirements of Section 3.2 (c) is the result of a separate and independent breach of a specific representation or warranty in this Agreement, Braden may pursue its remedies for that file under the indemnification provisions of Article IX upon proof of actual losses, which shall not be determined by reference to or limted by the agreed adjustments to Purchase Price for Oxygen Qualified Files and Sleep Qualified Files. For any file that Braden determines it will not accept a Purchase Price adjustment as the sole recourse for such failure, Braden shall notify Sellers to that effect no later than sixty (60) days after determining that the patient file is not an “Oxygen Qualified File” or a “Sleep Qualified File” or on the Deferred Disbursement Date, whichever is later. Braden shall be bound by that election and shall not be entitled to any Purchase Price adjustment for that file. If Braden agrees to accept an adjustment of the Purchase Price pursuant to this Section 3.2 and Seller agrees to the adjustment, such adjustment shall be the sole recourse under this Agreement for losses suffered as the result of the failure of any patient file to meet the definitions of a Qualified File under Section 3.2(c).
          (h) Braden is entitled to the enhanced Purchase Price adjustments for Qualified Files as set forth in Section 3.2 (b)(iii) or for any file that meets the criteria in Section 3.2(c) at any time after the Closing Date through the efforts of Braden if: (i) any employee who was actively employed by Seller Entity as of May 1, 2009 fails to continue employment with Braden following the Closing Date, and (ii) the employee enters into any direct or indirect relationship with a competitor of Braden’s following the Closing Date and before the applicable disbursement date, and (iii) active rentals scheduled by Seller Entity on Schedule 4.11 (a) are transferred from service with Braden to service with such competitor of Braden. A direct or indirect relationship shall include, but is not limited to, any relationship defined as a financial relationship under the Stark Law. For purposes of establishing a causal connection between the acts of the employee and the transfer of active rentals to a competitor, Braden may proffer evidence of: (i) specific acts by the employee or persons associated with the employee, or (ii) a pattern of patients who transfer service as the result of physician orders, physician recommendations, or patient requests that are unexplained, inadequately explained, or commercially unusual, or (iii) patient-verified affidavits concerning the reason for the transfer, or (iv) other reliable evidence, or (v) a combination of any of the above. The Enhanced Purchase Price Adjustment shall apply only to those files that are transferred or discontinued as the result of the pattern of activity addressed in this Section 3.2(h); provided however, that if Braden provides credible evidence of a relationship and a pattern of transferral of patient files, then the Enhanced Purchase Price Adjustment shall apply to all similarly discontinued or transferred files.
     3.3. Disputes Regarding Final Purchase Price
     If Seller disputes the calculation of the Purchase Price, Sellers shall give timely written notice to Braden no later than thirty (30) calendar days following the Final Disbursement Date (the “Dispute Notice”), which Dispute Notice shall specify the reasons for such disagreement, the amount of any adjustments that are necessary in Sellers’ judgment for the computation of the Purchase Price and the basis for Sellers’ suggested adjustment. If the parties resolve their differences over the disputed items in accordance with the foregoing procedures, the final determination of the Purchase Price as determined by the preceding sentence shall be the amount agreed upon. If Sellers and Braden are unable to resolve the disputed matters outstanding within the thirty (30) day period following Braden’s receipt of the Dispute Notice, all disputed matters not so resolved shall be submitted to arbitration in accordance with the provisions of Article X of this Agreement.
     3.4. Allocation of Consideration
     Braden shall allocate the Purchase Price (and all other capital costs) among the Purchased Assets applying the Purchase Price to goodwill to the extent allowable consistent with generally accepted accounting principles and deliver a written copy thereof to Sellers within ninety-five (95) days of the Closing Date. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be binding upon Braden and Sellers for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and Tax purposes). Each of the parties agrees to file appropriate documents with the IRS under Section 1060 of the Code reflecting the foregoing. Notwithstanding any allocation of the Purchase Price made by the parties hereto pursuant to this Agreement or any other agreement delivered pursuant hereto, Braden shall be entitled to recover the full amount of any damages incurred from any breach of the non-compete agreement by and among Braden and the Sellers (the “Non-Compete Agreement”) attached hereto as Exhibit A in accordance with the terms therein without reference to the amount allocated thereto by the parties.
     3.5. Transfer Taxes
     Braden hereby waives compliance by the Sellers with the bulk sales laws of any country or state, it being expressly understood and agreed that this Section 3.5 shall not be deemed an admission or acknowledgment that any such law is applicable to the transactions contemplated by this Agreement. Sellers shall be solely responsible for payment of any bulk sales taxes, if any, that are assessed against Sellers or Braden, in addition to any California State taxes due as the result of sales and operations prior to the Closing Date. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Tax.
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     In order to induce Braden to enter into this Agreement, the Sellers jointly and severally make the following representations and warranties to Braden, which will be true and complete as written on the Closing Date, subject to the exceptions as are specifically disclosed in the disclosure schedules delivered by the Sellers on or before the Closing Date:
     4.1. Organization and Qualification
The Seller Entity is a corporation duly organized, validly existing and, except as set forth in Schedule 4.1, in good standing under the laws of the jurisdiction of its incorporation. The Seller Entity has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted . The Seller Entity is duly qualified to conduct its affairs in each jurisdiction in which it operates, except where such nonqualification would not reasonably be expected to have a material adverse effect. The Seller Entity has delivered to Braden complete and correct copies of its Articles of Incorporation and Bylaws, or applicable governing documents, in each case as amended to the date hereof.
     4.2. Subsidiaries
With the exception of the subsidiary or Affiliate relationship between any corporations constituting the Seller Entity, the Seller Entity does not hold, directly or indirectly, any equity, partnership, joint venture, membership or other interest in or control over any Person or legally cognizable entity.
     4.3. Authority Relative to this Agreement
          (a) The Seller Entity has all requisite right, corporate power and corporate authority to execute, enter into and deliver this Agreement and any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby. The Shareholders have full right, legal authority, and legal power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him or her pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

          (b) The execution, delivery and performance by the Seller Entity of this Agreement and each agreement, document and instrument contemplated hereby have been duly authorized by all necessary action of the Seller Entity and the Shareholders.
          (c) This Agreement, and all agreements or documents contemplated hereby, have been duly executed and delivered by the Seller Entity and the Shareholders and the obligations imposed on the Seller Entity and the Shareholders by this Agreement, or by any agreement or document contemplated hereby, constitute the valid and binding obligations and agreements of the Seller Entity and the Shareholders, respectively, enforceable against the Seller Entity or the Shareholders, as the case may be, in accordance with its terms, except: (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights; and (ii) that the remedy of specific performance, and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
          (d) None of the Shareholders has exercised or has the right to exercise any shareholder dissenter rights as provided under applicable state law and none of the Shareholders has any claim against Braden in connection with the transactions contemplated by this Agreement and the Exhibits hereto.
     4.4. Compliance of Transaction With Laws and Other Instruments
The execution, delivery and performance by Sellers of this Agreement, and the other agreements and documents contemplated hereby and the performance and consummation of the transactions contemplated hereby by Sellers:
          (a) do not require on behalf of the Seller Entity or the Shareholders any approval, consent, order or authorization of or registration, declaration or filing with, any governmental agency, court, or other authority federal, state, local or otherwise (a “Governmental Authority”) which has not been obtained and which is not in full force and effect as of the date hereof;
          (b) does not and will not conflict with, or result in a breach or violation of any provision of the Articles of Incorporation or Bylaws, or any applicable governing documents, of the Sellers;
          (c) does not and will not result in a violation of any law, regulation, statute, ordinance, rule, judgment, writ, injunction, license, permit, order or decree of any Governmental Authority to which the Seller Entity, the Shareholders or the Purchased Assets are subject, the effect of which would be adverse to the Purchased Assets or require the Sellers to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made;
          (d) does not and will not result in the creation or imposition of any Lien on any of the Purchased Assets; and

          (e) except as indicated on Schedule 4.4, does not and will not require the approval, consent or waiver of, or filing with any party to, violate or conflict with or result in a breach of, or constitute a default or acceleration of or give rise to a right of termination (or an event which with notice or lapse of time or both would become a default) under, any provision of any contract, indenture, mortgage, lease, agreement or other instrument directly or indirectly associated with or related to the Purchased Assets and to which the Seller Entity or the Shareholders are a party or by which the Purchased Assets or the Seller Entity is subject.
     4.5. Title to Purchased Assets; Liens
          (a) Except as specifically disclosed in Schedule 4.5(a), the Sellers have good and (if applicable) marketable title to all of the Purchased Assets. The Sellers will sell and transfer the Purchased Assets to Braden free and clear of all Liens, including, without limitation, Liens for Taxes. Except as set forth on Schedule 4.5(a), none of the Purchased Assets is subject to any Liens except for (i) Liens for Taxes not yet due and payable and (ii) Liens arising by operation of law which could not be expected to materially affect the value or use of the Purchased Assets. Except as set forth on Schedule 4.5(a), the Purchased Assets are subject to no restrictions with respect to the transferability thereof and the Purchased Assets may be lawfully transferred to Braden without the consent of any third party.
          (b) Condition of Purchased Assets. The Purchased Assets are in good and lawful working condition, excepting ordinary wear and tear.
          (c) Customer Information. Except as disclosed on Schedule 4.5(c), the Seller Entity has not sold or otherwise released for distribution any of its customer files and other customer information relating to any of the current customers of the Seller Entity including, but not limited to, patient lists, marketing and pricing information and customer and referral source information (the “Customer Information”), and transfer of the Customer Information by Seller Entity to Braden does not constitute a violation of the Seller Entity’s obligations to any Person. To the Seller’s Knowledge, and except as set forth on Schedule 4.5(c), no Person other than the Seller Entity possesses any claims or rights with respect to use of the Customer Information, as it has been maintained in confidence and in accordance with applicable state laws and the Health Insurance Portability and Accountability Act of 1996 or regulations thereunder, (known as “HIPAA”).
     4.6. Tax Matters
          (a) All Taxes owed by Seller Entity (whether or not shown on any Return) have been paid in full when due and all amounts required to be withheld by Seller Entity as of the Closing Date for Taxes or otherwise, have been withheld and paid when due or will be paid when due to the appropriate agency or authority or which are not yet delinquent or are being contested in good faith.
          (b) Except as set forth on Schedule 4.6, neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the Knowledge of Sellers, threatening to assert against the Seller Entity any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Seller Entity does not file reports and returns that the Seller Entity is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Seller Entity that arose in connection with any failure (or alleged failure) to pay any Taxes. The Seller Entity has never entered into a closing agreement pursuant to Section 7121 of the Code.
          (c) The Seller Entity does not own nor has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from any of the Sellers an interest in any entity. The Seller Entity is not a party to any tax sharing agreement.
     4.7. Absence of Undisclosed Liabilities
The Seller Entity has not been notified (in writing, verbally, electronically, or otherwise) and has no Knowledge of any material liability, claim, deficiency, guarantee, or obligation (absolute, accrued, contingent or otherwise) that would or may in the future have an adverse effect upon the Purchased Assets. The Seller Entity has not been notified (in writing, verbally, electronically, or otherwise) and has no Knowledge of any intended reduction in the present level of the Business after the Closing as a result of this Agreement and the transactions contemplated hereby.
     4.8. Inventory
The inventory of the Seller Entity was acquired in the ordinary course of the Business and, except as set forth on Schedule 4.8, within the past one hundred and fifty (150) days has not been distributed to locations not included in the Business.
     4.9. Food and Drug
To its Knowledge, the Seller Entity and all of the products and services which it imports, distributes, or provides are, and have at all times been, in compliance with the Food, Drug and Cosmetic Act and all regulations promulgated there under by the United States Food and Drug Administration.
     4.10. Contracts, Real Property Leases, and Commitments
          (a) All contracts, real property leases, and legally binding commitments that are related and material to the Business to which any Seller Entity is a party are described in Schedule 4.10 and true and complete copies of such have been delivered to Braden.
          (b) To Seller’s Knowledge, no party to any contract described in Schedule 4.10 is in material default under any such contracts andthere are no conditions or facts which with notice or passage of time, or both, would constitute a default.
          (c) No Seller has given any power of attorney that is currently in effect, to any Person for any purpose whatsoever in connection or associated with or in any way affecting any of the Purchased Assets, except pursuant to this Agreement or documents required hereby.
          (d) All rental payments on the contracts, real property leases, and legally binding commitments that are due and payable as of the Closing Date have been paid by Seller

Entity, together with any interest, penalties, maintenance charges and assessments pertaining thereto. Seller Entity has obtained all necessary consents to the assignment of all contracts, real property leases, and commitments that are required for assignment to Braden.
     4.11. Patients
          (a) Schedule 4.11(a) lists substantially all of the active rental and sleep supply patients of the Seller Entity being served by the Seller Entity as of May 8, 2009. For each patient, Schedule 4.11(a) lists the name and account number of the patient, all residential addresses for the patient, the equipment, medications, products or services currently supplied by the Seller Entity to such patient on a sale or rental basis, and the primary payor.
          (b) Schedule 4.11(b) lists those active rental patients that are Qualified Files of the Seller Entity as of May 8, 2009. For each patient, Schedule 4.11(b) lists the name and account number of the patient, the equipment, medications, products or services currently supplied by the Seller Entity to such patient on a sale or rental basis, and the primary payor.
          (c) Seller Entity acknowledges and agrees that Braden does not accept service responsibility for any rental patients of the Seller Entity unless the patients, the rental equipment, and the reimbursement status are accurately scheduled on 4.11(a).
          (d) For each Medicare patient (and any other patient insured pursuant to a capped rental program for oxygen services) on Schedules 4.11(a) and 4.11(b), the schedule lists the correct date on which the patient began service and the total number of months that the patient has been on service since January 1, 2006 with any supplier, including suppliers other than the Seller Entity, and the number of months remaining before the patient’s insurance benefits for oxygen are capped.
          (e) All billings by the Seller Entity in respect of the patients identified on Schedules 4.11(a) and 4.11(b): (i) arose from valid, medically necessary sales or rentals in the ordinary course of business; (ii) relate to equipment or products provided to patients covered under the Medicare, Medicaid, private insurance program, or private pay, and each such patient is qualified under such programs to receive such products or services; and (iii) were prepared and submitted by the Seller Entity with all materially complete and correct prescriptions, certificates of medical necessity, forms, supporting medical documents, test results and other information necessary to receive payment with respect to each such billing in conformity with all applicable legal requirements.
          (f) Except as set forth on Schedule 4.11(f), as of the Closing Date, no patient identified on Schedule 4.11(a) has been qualified to receive oxygen from the Seller Entity by any Affiliate (as defined in Section 11.11) of the Seller Entity, or to the Knowledge of the Sellers, any other Affiliate of the Shareholders. Except as set forth on Schedule 4.11(f), all patients listed on Schedule 4.11(a) have been qualified by Persons who do not have a financial relationship (including but not limited to compensation or ownership relationship) with the Seller Entity or any Seller and who are appropriately licensed or certified to qualify patients under the applicable payor’s requirements.

     4.12. Permits; Governmental Agreements
     Schedule 4.12 sets forth a complete and accurate list of licenses held by the Seller Entity. All licenses are valid and in full force and effect and enforceable. Except as set forth on Schedule 4.12, no such license requires the consent of, or a filing with, the permitting or licensing authority with respect to the transactions contemplated by this Agreement.
     4.13. Environmental Matters
          (a) To the Knowledge of Sellers, (i) the Seller Entity has obtained all permits, licenses and other authorizations (collectively, the “Environmental Approvals”) which are required to be maintained by it in its ownership of the Purchased Assets under all federal, state, and applicable local laws, regulations, rules and ordinances relating to pollution or protection of the environment and health and safety, and all provisions contained in any regulation, code, order, decree, judgment, injunction, legally enforceable notice or demand letter issued, entered, promulgated or approved under such laws, regulations, rules and ordinances (collectively, the “Environmental Laws”); (ii) all Environmental Approvals obtained by the Seller Entity (if any) are in effect; (iii) no appeal nor any other action is pending to revoke any such Environmental Approvals (if any); and (iv) the Seller Entity is in material compliance with all terms and conditions of all of such Environmental Approvals (if any) and has not received a notice from any authority that it is not in such compliance. To the Knowledge of Sellers, the Seller Entity is and has been in compliance in all material respects with all Environmental Laws.
          (b) Sellers are not in possession of any environmental studies or reports relating to the Seller Entity.
          (c) The Seller Entity has not received any notice from any former or existing employee that such former or existing employee has been exposed through such employee’s employment by the Seller Entity to any hazardous substance above levels approved by governmental authority or applicable law.
          (d) To the Knowledge of Sellers, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will require any notice, environmental audit or other action of the Seller Entity or of any of the other parties hereto pursuant to any Environmental Law or regulation applicable to the Seller Entity or any of their facilities.
     4.14. Health Care Compliance
     Except as set forth at Schedule 4.14, there are no claims, statements and other matters (including, but not limited to, all correspondence or communications with governmental agencies, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, relates to, or alleges: (i) any violation with respect to any activity, practice or policy of the Seller Entity; or (ii) any violation with respect to any claim for payment or reimbursement made by the Seller Entity, or any payment or reimbursement paid to the Seller Entity. The Seller Entity is not currently subject to any outstanding audit by any such government agency, intermediary or carrier.

     The Seller Entity is not engaged in termination proceedings as to its participation in the Medicare program, any state Medicaid program, or any other Federal Health Care Program, nor has the Seller Entity received any notice (written, verbal, electronic, or otherwise) that its current participation in any such programs is subject to any contest, termination or suspension as a result of alleged violations or non-compliance with participation requirements. There is no pending or threatened proceeding or investigation involving participation by the Seller Entity, in the Medicare program, any state Medicaid program, or any other Federal Health Care Program. Except for non-material, routine overpayments that have been promptly reconciled, the Seller Entity has not received reimbursement in excess of the actual amounts provided by law or contract. The Seller Entity has provided services and is in compliance with 42 C.F.R 424.57 (known as the “Medicare Supplier Standards”). The Seller Entity has always been and is currently in compliance in all material respects with applicable rules and regulations in effect governing reimbursement under in the Medicare program, state Medicaid programs, and all other Federal Health Care Programs.
     4.15. Compliance with Applicable Law; Adverse Restriction
          (a) General. The Seller Entity has not materially violated, and the Seller Entity is in material compliance with, all applicable statutes, laws, rulings, ordinances, rules, requirements, decrees, orders or regulations of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority affecting the Purchased Assets (“Laws”). The Seller Entity has not received any notice to the effect that, or otherwise been advised that, any Seller is not in compliance with any such statutes, regulations, rules, judgments decrees, orders, ordinances or other Laws.
          (b) Billing. With respect to the Purchased Assets, the Seller Entity has fully complied with all Medicare program Laws (and all comparable state Laws), including, without limitation, the Centers for Medicare and Medicaid Services, pertinent Durable Medical Equipment Medicare Administrative Carriers, or other applicable directives relating to the manner in which paperwork must be obtained and maintained, including but not limited to prohibiting home health care providers from completing certificates of medical necessity (“CMNs”) on behalf of physicians or non-physician clinicians. All CMNs for the Seller Entity’s patients included in the Purchased Assets contain the date and original signature of the patient’s treating physician or a non-physician clinician involved in the care of the patient who is authorized to sign CMNs under the applicable Medicare program Laws. No employee, contingent worker or agent of the Seller Entity has amended, annotated, or altered a CMN included in the Purchased Assets in any way after that CMN has been executed by an ordering physician or clinician. The Seller Entity has submitted claims related to the Purchased Assets to third party payors, including Medicare, Medicaid, and other government and private health care plans in accordance with all applicable Laws and regulations. All documents signed by patients signifying receipt of equipment are properly signed and dated by the patient or by an authorized representative. The Seller Entity has not submitted any claims for payment to Medicare, Medicaid, or any third party payor with a date of service on or after the Closing Date. Dates of service provided by Seller Entity to Braden for use in billing each of the Qualified Files and Purchased Assets are accurate.

          (c) Self-Referral Laws. The Seller Entity has not submitted any claim in connection with any referrals which violated any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Statute”), or any applicable state self-referral law.
          (d) False Claim Act. The Seller Entity has not submitted any claim for payment to any payor source, either governmental or nongovernmental, that would subject the Seller Entity to any liability under any false claim or fraud Laws, including, without limitation, 31 U.S.C. § 3729-33 (known as the “Federal False Claim Act”), or any other applicable federal or state false claim or fraud law.
          (e) Gratuitous Payments. Neither the Seller Entity nor any authorized agent acting on behalf of or for the benefit of the Seller Entity, has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present patients, past or present suppliers, contractors or third party payors of the Seller Entity in order to obtain business or payments from such Persons, other than entertainment activities in the ordinary and lawful course of business, (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other Person other than in connection with promotional or entertainment expenses in the ordinary and lawful course of business, (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under any Laws under which such payment, contribution or gift was made, (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason, (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment, or (vi) paid or offered to pay any illegal remuneration for any referral in violation of any applicable anti-kickback Laws, including 42 U.S.C. § 1320a-7b(b) (known as “Federal Health Care Programs Anti-Kickback Statute”) or any applicable state anti-kickback law.
     4.16. Litigation
     Except as set forth in Schedule 4.16, there are no claims, actions, suits, proceedings, or to the Knowledge of Sellers, any audits or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Shareholders, against the Seller Entity (or any shareholder, officer, director or employee of the Seller Entity) and relating to the Purchased Assets, against the Purchased Assets at law, in equity or otherwise, in, before, or by, any Governmental Authority, intermediary or carrier including, without limitation: (i) concerning or relating to any federal or state government funded health care program that involves, refers or relates to, or alleges that such agencies, intermediaries or carriers suspect any irregularities in any activity, practice or policy of the Seller Entity, any claim for payment or reimbursement made by the Seller Entity, or any payment or reimbursement paid to the Seller Entity or (ii)

seeking to restrain, enjoin, rescind, prevent or change the transactions contemplated hereby or questioning the validity or legality of any such transactions of this Agreement or seeking damages in connection with any of such transactions.
     4.17. Finder’s Fee
     Except as set forth on Schedule 4.17, no Seller has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, and the Sellers have not otherwise dealt with any brokers or finders in connection herewith.
     4.18. Solvency
     No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting the Seller Entity or any of the Purchased Assets are pending, or, to the Knowledge of Sellers, threatened; nor has the Seller Entity made any assignment for the benefit of creditors, or taken any action in contemplation thereof, or taken any action that would constitute the basis for the institution of any such insolvency proceedings.
     4.19. No Material Adverse Change
     Since due diligence and to the Seller’s Knowledge there has been no event, change or occurrence which change or occurrence has caused a material adverse effect on the Business taken as a whole..
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF BRADEN
     In order to induce Sellers to enter into this Agreement, Braden makes the following representations and warranties to Sellers, which are true and complete as written on the Closing Date:
     5.1. Organization; and Qualification
Braden is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California.
     5.2. Authority Relative to this Agreement
Braden has all requisite power and authority to enter into this Agreement, and any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and any agreement or document contemplated hereby, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Braden and no other action on the part of Braden or its partners is required in connection herewith. This Agreement, and all agreements or documents contemplated hereby, have been duly executed and delivered by Braden and the obligations imposed on Braden by this Agreement, or by any agreement or document contemplated hereby, constitute the valid and binding obligations and agreements of Braden, enforceable against Braden in accordance with its terms except: (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights; and (ii) that the remedy of specific performance, and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
     5.3. Compliance of Transaction With Laws and Other Instruments
     The execution, delivery and performance by Braden of this Agreement, and the other agreements and documents contemplated hereby and the performance and consummation of the transactions contemplated hereby by Braden:
          (a) do not require on behalf of Braden any approval, consent, order or authorization of or registration, declaration or filing with, any Governmental Authority which has not been obtained and which is not in full force and effect as of the date hereof;
          (b) does not and will not conflict with, or result in a breach or violation of any provision of the applicable governing documents of Braden;
          (c) does not and will not require Braden to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made.
     5.4. Finder’s Fee
     Braden has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, and Braden has not otherwise dealt with any brokers or finders in connection herewith.
ARTICLE VI — CERTAIN UNDERSTANDINGS AND AGREEMENTS
     6.1. Expenses
     Braden and the Sellers shall each pay their respective costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees of their respective attorneys, accountants, and investment bankers.
     6.2. Confidentiality
     Sellers and Braden shall maintain as confidential this Agreement and the terms of this Agreement, as well as all records, correspondence, memoranda, writings, documents and instruments arising out of, or relating thereto or made in connection therewith (hereinafter collectively referred to as “Confidential Information”). The Confidential Information will not be disclosed to any third party except representatives who need access to the information in order to complete the transactions contemplated hereby. In addition, Sellers and Braden agree not to disclose any Confidential Information to any person or entity except (i) as required by Laws or the applicable rules of any securities exchange, (ii) in compliance with any court or administrative order only after reasonable attempts to obtain confidential treatment for such information or (iii) to such party’s attorneys, accountants or similar advisors under obligation to maintain the confidentiality of such information. Pursuant to the preceding sentence in this Section 6.2, Braden agree to hold in confidence such Confidential Information before Closing. Further, except for the initial press release which shall be coordinated between Sellers and Braden, or as required by Laws or court order, all notices to third parties and all other publicity concerning this Agreement and the transactions contemplated hereby, including all press releases and similar public announcements and communications, shall be coordinated and planned by Braden after the Closing subject to the prior written approval of Sellers, and after the Closing Sellers shall not take any such action or disclose the Confidential Information except as set forth in the first paragraph of this Section 6.2 or without the prior written approval of Braden.
     6.3. Further Assurances
     At and after the Closing, and without any further consideration, each of the parties hereto will, as soon as practicable after the request of the other parties hereto, execute and deliver to the requesting party all such further assignments, assurances and other documents and provide such information as such party may reasonably request in order to effect the transfer of the Purchased Assets, and the Assumed Liabilities to Braden or in order for Braden properly to perform its billing and collection functions or to prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements. Each party further agrees that, after the Closing, it shall provide reasonable cooperation and assistance to the other party with respect to any matters, disputes, suits or claims by or against any Person not a party to this Agreement; provided, however, that in connection with the cooperation and assistance furnished by a party under this sentence, the party receiving such cooperation and assistance shall reimburse the other party for any reasonable out-of-pocket expenses incurred in connection therewith.
     6.4. Bulk Sales
     The Seller Entity shall be solely responsible for complying with the applicable bulk sales laws of any jurisdiction in which the Seller Entity conducts business, and any bulk sales taxes due as a result of the transaction shall be the sole responsibility of Sellers. Notwithstanding the foregoing, Sellers shall not be required to open a Bulk Sales Escrow, but the failure to do so shall not adversely affect Braden Indemnified Parties’ rights to require indemnification under paragraph 9.2(a)(iv).
     6.5. Tax Returns
     The Sellers shall: (i) be responsible for and pay when due all of the Sellers’ Taxes attributable to or levied or imposed upon the Purchased Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the conduct of the Business prior to the Closing Date. The Sellers shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of the Sellers’ Tax Returns required to be filed in connection with the Purchased Assets or the conduct of the Business prior to the Closing Date and any portion of any such Tax Returns connected therewith shall be true and correct and completed in accordance with applicable laws.
     6.6. Reimbursement of Funds
     From time to time after the Closing, Braden or the Sellers may receive funds that rightfully belong to the other party. Each party hereto agrees to promptly deliver to the proper party all such funds received in error.
     6.7. Referrals
     The parties acknowledge that there is no understanding, agreement, or commitment between Braden and Sellers under which the Seller Entity or the Shareholders, or any Affiliate of either of them, is required or expected to refer, recommend or arrange for patients to receive services or items from Braden.
     6.8. Rehired Employees
          (a) Braden may extend offers of employment to certain employees of the Seller Entity (such Employees are hereinafter referred to as the “Rehired Employees”), which offers shall be on terms and conditions that Braden shall determine in its sole discretion. The Seller Entity shall terminate the employment of the Rehired Employees on the Closing Date and shall cooperate with and use its commercially reasonable efforts to assist Braden in its efforts to secure satisfactory employment with those employees of the Seller Entity to whom Braden shall make offers of employment.
          (b) The Seller Entity hereby irrevocably and unconditionally agrees not to sue, and releases, absolves and discharges, each Rehired Employee from and against any non-competition, non-solicitation, confidentiality, or non-disclosure agreement related to such Rehired Employees’ employment by the Seller Entity. Upon the request of Braden, the Seller Entity shall provide each Rehired Employee with written documentation evidencing such release.
          (c) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Braden, nor shall anything herein interfere with the right of Braden to terminate the employment of any Rehired Employee at any time, with or without cause, or restrict Braden in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees. The Seller Entity shall be solely responsible for any and all wages, vacations, holidays, union check-off dues, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, personal or sick leave pay, payroll expenses whether due or accumulated but unpaid, owing to its employees and independent contractors in respect of any periods prior to the Closing Date.
          (d) Notwithstanding any other provision in this Section, if Mary Reynolds or Mariam Weber become employed by a competitor of Braden’s in the Business in the states of Illinois, Indiana, or the Commonwealth of Kentucky before the Deferred Disbursement Date without having first been terminated without cause by Braden, then Braden shall be entitled to withhold $60,000 for each such instance from the payment due to the Seller Entities on the Deferred Distribution Date. This reduction shall only apply if the employee has been offered employment that does not require she agree to a covenant not to compete before the Deferred Disbursement Date. If Mary Reynolds does not accept employment with Braden, and Braden subsequently employs her as a consultant in addition to one or more full-time sales representatives, then Braden shall be entitled to withhold $40,000 from the payment due to the Sellers on the Deferred Distribution Date.
     6.9. Patient Relationships
     After the Closing, Braden shall use its commercially reasonable efforts to continue and maintain those patient relationships of the Seller Entities existing prior to Closing which pertain to the Purchased Assets. Braden shall use its commercially reasonable efforts to ensure that (i) all Oxygen Qualified Files and Sleep Qualified Files remain Qualified Files through and including the Deferred Disbursement Date; and (ii) to the extent Braden determines that any patient file lacks paperwork or documentation necessary to make it an Oxygen Qualified or Sleep Qualified File, Braden will make commercially reasonable efforts to cure such deficiencies until Braden gives notice of an adjustment to Purchase Price pursuant to Section 3.2(f).
ARTICLE VII — CONDITIONS TO CLOSING
     7.1. Conditions to Braden’s Obligations to Close
     Braden’s obligation to consummate this Agreement and the transactions contemplated hereby is subject to fulfillment, or express written waiver by Braden, prior to or at the Closing, of the following conditions precedent:
          (a) Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects as of and at the Closing Date. The Sellers shall also have performed and complied with all of their respective covenants and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.
          (b) Seller Consents. All consents listed, or required to be listed, on Schedule 4.4 shall have been obtained by Sellers and evidence thereof delivered to Braden.
          (c) Closing Deliveries. The Sellers shall have delivered to Braden the closing deliveries listed in Section 8.2 hereof.
     7.2. Conditions to the Sellers’ Obligations to Close
     The Sellers’ obligation to consummate this Agreement and the transactions contemplated hereby is subject to fulfillment, or express written waiver by the Seller Entity, prior to or at the Closing, of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties made by Braden in this Agreement shall be true and correct in all material respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date. Braden shall also have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.
          (b) Braden Consents. The execution, delivery and performance and consummation of the transactions contemplated hereby do not require on behalf of Braden any approval or consent by its General Partner or Limited Partnership interests that has not been obtained.
          (c) Closing Deliveries. Braden shall have delivered to Sellers the closing deliveries listed in Section 8.1 hereof.
ARTICLE VIII — CLOSING DELIVERIES
     The closing of the transactions contemplated hereby (the “Closing”) shall take place on May 18, 2009, or such other date mutually agreed upon among the parties (the “Closing Date”).
     8.1. Braden
     On or before the Closing Date, the Braden shall deliver to Sellers the Seller Entity:
          (a) the Closing Payment.
          (b) A certificate from Braden, in form and substance satisfactory to Sellers, certifying (i) that attached thereto is a complete and correct copy of resolutions of the partnership authorizing Braden’s execution and delivery of this Agreement, and that such resolutions have not been amended or modified in any respect and remain in full force and effect as of the date thereof, (ii) that the Persons named therein are all of the duly elected, qualified and acting officers of Braden and that set forth therein is a genuine signature or true facsimile thereof of each such officer, and (iii) that attached thereto is a complete and correct certificate, dated not more than thirty (30) days prior to the Closing Date, of the Secretary of State of the State of the jurisdiction in which Braden is registered, confirming the legal existence and good standing of Braden.
          (c) A certificate signed by an authorized officer of Braden to the effect that the statements contained in Section 7.2(a) are true and correct.
     8.2. Seller Entity
     On or before the Closing Date, the Seller Entity shall deliver to Braden:
          (a) A certificate from the Seller Entity, in form and substance satisfactory to Braden, of the Secretary or Assistant Secretary of the Seller Entity, certifying that (i) attached thereto are complete and correct copies of the Articles of Incorporation and Bylaws, or applicable governing documents, of the Seller Entity, both as amended to date, (ii) that attached thereto is a complete and correct copy of resolutions adopted by the Board of Directors of the Seller Entity, and if necessary, the shareholders of the Seller Entity, authorizing the Seller Entity’s execution and delivery of this Agreement, and that such resolutions have not been amended or modified in any respect and remain in full force and effect as of the date thereof, (iii) that the Persons named therein are all of the duly elected, qualified and acting directors and officers of the Seller Entity and that set forth therein is a genuine signature or true facsimile thereof of each such director and officer, (iv) that attached thereto is a complete and correct certificate, dated not more than thirty (30) days prior to the Closing Date, of the Secretary of State of the State of the jurisdiction in which the Seller Entity is incorporated, confirming the legal existence and good standing of the Seller Entity, and (v) attached thereto are complete and correct certificates, dated not more than thirty (30) days prior to the Closing Date, of the Secretaries of State in each jurisdiction in which the Seller Entity conducts business, confirming the Seller Entity’s good standing and authority to do business in each such jurisdiction.
          (b) A certificate signed by an authorized officer of the Seller Entity and by the Shareholders to the effect that the statements contained in Section 7.1(a) are true and correct.
          (c) Original copies of all business records representing the patient files included in the Purchased Assets.
          (d) Seller Entity and Sellers’ non-competes in substantially the form of Exhibit A attached hereto.
          (e) A Bill of Sale in substantially the form of Exhibit B attached hereto.
          (f) All required landlord consents to the assignment of the real property leases for Peoria, IL and Jackson, KY.
          (g) All required landlord consents to the subletting of the real property leases for Crystal Lake, IL and Jacksonville, IL.
          (h) Sublease Agreements for Crystal Lake, IL and for Jacksonville, IL in substantially the form of Exhibit C attached hereto.
          (i) Documents evidencing title to and warranties for the Purchased Assets (and any and all keys, cards, codes, devices, or things necessary to access any of the Purchased Assets), which shall be surrendered upon request to Braden’s representatives.
          (j) Uniform Commercial Code termination statements, lease termination statements, releases and any other documents necessary to evidence that all of the Purchased Assets are being sold, conveyed, transferred, assigned and delivered to Braden free and clear of all Liens or, in the alternative and in the sole discretion of Braden, applicable payoff letters, together with payment instructions, such that Braden may pay a portion of the Purchase Price directly to the holder of any such Liens.
          (k) Such other instruments or documents of sale, assignment or conveyance of the Purchased Assets to consummate the transactions contemplated by this Agreement as are reasonably requested by Braden.

     8.3. Joint Deliveries
     At the Closing, Braden, the Seller Entity and the Shareholders shall execute and deliver the Non-Compete Agreement in the form attached hereto as Exhibit A.
ARTICLE IX — SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     9.1. Representations, etc.
     It is the express intention and agreement of the parties to this Agreement that all representations, and warranties made by Braden and the Seller Entity and Shareholders in this Agreement or in any document or instrument delivered by Braden or the Seller Entity and Shareholders pursuant to the provisions of this Agreement at or in connection with the Closing, shall survive the Closing for a period of one (1) year and that all agreements and covenants of the parties shall survive until fully performed except that:
          (a) All representations, covenants and agreements of the Seller Entity and Shareholders in Section 4.6 or otherwise relating to Tax obligations of the Seller Entity with respect to any period (or that portion of any period) ending on or prior to the Closing Date (“Tax Matters”) shall survive the Closing until the expiration of all applicable statutes of limitations plus any extensions or waivers granted or imposed with respect thereto;
          (b) All representations, covenants and agreements of the Seller Entity and Shareholders in Section 4.15 and 4.16 or otherwise relating to compliance with the law with respect to any period (or that portion of any period) ending on or prior or the Closing Date shall survive the Closing for a period of three (3) years from the Closing Date.
          (c) The covenants and agreements of the Sellers set forth in the certain Non-Compete Agreement shall survive the Closing for a period of five (5) years from the Closing Date as more fully set forth therein.
     The right of either party to recover Damages (as defined in Section 9.2) on any claim shall not be affected by the termination of any representations or warranties as set forth above, provided that (i) notice of any Damages (including the amount of any such Damages) as a result of such claim has been given by the indemnified party to the indemnifying party prior to such termination, and (ii) the right of one party to recover any Damages that are caused by fraud or intentional misrepresentation until claims are barred by the applicable provisions of Law.
     9.2. Indemnification
          (a) By Sellers. From and after the Closing, and subject to the provisions of Section 3.2(g), the Seller Entity and the Shareholders shall jointly and severally indemnify and hold Braden, its affiliates, members, partners, shareholders, officers, directors, employees, agents, and representatives (collectively, the “Braden Indemnified Parties”) harmless, from and against any liability, loss, expense, claim, lien or other damage including, without limitation, attorney’s fees and expenses (all of the foregoing items for purposes of this Agreement are referred to as “Damages”), resulting from, arising out of or incurred with respect to:

          (i) any breach of any representation, warranty, covenant or agreement by the Sellers contained herein, including the Non-Compete Agreement or in any certificate, Schedule or Exhibit delivered pursuant hereto;
          (ii) any and all liabilities of the Sellers (other than the Assumed Liabilities) arising out of the Seller Entity’s or Shareholders’ conduct prior to the Closing;
          (iii) any failure of the Sellers to comply in all respects with the “bulk sales” or “bulk transfer” laws of any jurisdiction in connection with the transactions contemplated hereby; and
          (iv) any liability of Seller for Taxes, including without limitation, Taxes of any Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contact or otherwise.
The foregoing shall not be interpreted to require Sellers to indemnify the Braden Indemnified Parties, from and against any Damages resulting from, arising out of, or incurred with respect to Sellers’ conduct occurring as a result of Braden’s breach of this Agreement.
          (b) By Braden. From and after the Closing, Braden shall indemnify and hold the Seller Entity and Shareholders and their respective affiliates, shareholders, directors, officers, employees, agents, and representatives (collectively, the “Seller Indemnified Parties”) harmless, from and against any Damages resulting from, arising out of or incurred with respect to:
          (i) Any breach of any representation, warranty, covenant or agreement by Braden contained herein or in any certificate, Schedule or Exhibit delivered pursuant hereto;
          (ii) any and all liabilities of Braden arising out of Braden’s conduct prior to the Closing; and
          (iii) the assertion against Sellers, the Purchased Assets or the Business of any Damages created by or attributable to any and all liabilities of Braden arising out of Braden’s conduct or the operation of the Business or ownership of the Purchased Assets subsequent to Closing.
The foregoing shall not be interpreted to require Braden to indemnify the Seller Indemnified Parties from and against any Damages resulting from, arising our of, or incurred with respect to Braden’s conduct occurring as a result of the Seller Entity’s or the Shareholders’ breach of this Agreement.

     9.3. Payment of Claims for Damages; Right of Setoff by Braden
(a)	Payment of claims for Damages shall be paid to the claimant in cash in the amount to which the claimant may become entitled by reason of the provisions of this Article IX within fifteen (15) days after such amount is finally determined by either mutual agreement of the parties or pursuant to the dispute resolution process set forth in Article X; provided, however, Braden acknowledges and agrees that no payment to any Braden Indemnified Parties for any claims for indemnification under Section 9.2(a)(i) shall be made prior to the date on which the Purchase Price has been finally determined in accordance with the provisions of Section 3.2 and 3.3, it being acknowledged that the aggregate liability for such claims are subject to the provisions of Section 9.5 and cannot be measured until the Purchase Price is finally determined. Except as provided in Section 3.1(e), and in addition to any and all other rights and remedies that may be available to it at law or in equity, Braden shall have the right to apply any or all of the amount of any and all claims it may have against the Seller Entity and/or the Shareholders (including, but not limited to, any and all claims arising under Article X and/or Section 9.2 of this Agreement) against any payments it may owe to the Seller Entity and/or the Shareholders pursuant to Article III of this Agreement.
     9.4. Limitations on Indemnification
     Notwithstanding anything herein to the contrary, the aggregate liability of all Sellers for indemnification claims under Section 9.2(a)(i) shall not exceed the Purchase Price paid by Braden (as adjusted pursuant to Section 3.2); provided, however, that the limitations of indemnification in this sentence shall not apply and shall not relieve Sellers of any liability in the case of fraud or intentional misrepresentation, by any Seller under this Agreement or in any certificate, Schedule or Exhibit delivered pursuant hereto.
     9.5. Notice; Defense of Claims
     An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by the third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.
     9.6. Sole Remedy
     The right to indemnification under this Article IX, subject to all the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement and for any violation of laws in connection with the transactions provided for in this Agreement and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of this Agreement or for any violation of laws in connection with the transactions provided for in this Agreement.
ARTICLE X — ARBITRATION
     10.1. Arbitration Rules
     Any and all disputes, controversies or claims whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, including claims for indemnity between the parties hereto, that are not resolved by the parties hereto other than any disputes, controversies or claims related to the Non-Compete Agreement shall be decided by arbitration in accordance with this Article X or otherwise by the Arbitration Rules then in effect of the American Arbitration Association (the “Arbitration Rules”), or as otherwise agreed between the parties. Unless otherwise agreed to in writing, the arbitration shall be held in Novato, California. Reasonable written notice of the time and place of arbitration shall be given to all parties to such arbitration and their legal counsel as shall be required by Law, in which case such Persons or their authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require. The arbitrator shall be selected in accordance with the Arbitration Rules. The arbitrator shall use his or her best efforts to render a decision on the matter submitted to him or her pursuant hereto within sixty (60) days following such person’s appointment. The parties to the arbitration shall equally bear the fees and expenses of the arbitrator and each party shall bear its own attorney fees.

     10.2. Binding Effect of Arbitration
     The arbitrator shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages. The final decision of the arbitrator shall constitute a conclusive determination of the matter in question, shall be binding upon the parties hereto and shall not be contested by any of them. The decree or judgment of an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
ARTICLE XI — MISCELLANEOUS PROVISIONS
     11.1. Entire Agreement: Amendment
     This Agreement (including the Exhibits hereto), contains the entire agreement among the parties hereto and supersedes all prior oral or written agreements, promises, representations, commitments or understandings with respect to the matters provided for therein. This Agreement may be modified or amended only by a writing duly executed by Braden, the Seller Entity, and the Shareholders, which modification or amendment shall be binding upon all of the parties hereto.
     11.2. Assignment and Binding Effect
     This Agreement and the rights and obligations of any party hereunder may not be assigned by any party without the prior written consent of the other parties hereto. All covenants, agreements, statements, representations and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective heirs, successors and permitted assigns of the parties hereto.
     11.3. Waivers
     No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.
     11.4. Notices
     All notices, demands or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement, shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, national overnight express, telegram or facsimile transmission (with a copy sent via certified mail within two business days), addressed as follows:

If to Braden:	with a copy (which shall not constitute notice) to:

Braden Partners, L.P.	Carolyn J. McElroy, Esquire
88 Rowland Way, Suite 300	88 Rowland Way, Suite 300
Novato, California 94945	Novato, California 94945

Attn: Mr. Peter B. Kelly	Phone No: (301) 765-1911
Fax No: (240) 644-6226

Phone No: (415) 893-1518
Fax No: (415) 893-1527

If to the Seller Entity or Shareholders:

Arcadia Resources, Inc.	Arcadia Resources, Inc.
9229 Delegates Row, Ste. 260	9229 Delegates Row, Ste. 260
Indianapolis, IN 46240	Indianapolis, IN 46240
Attn: Marvin R. Richardson, President	Attn: General Counsel

Phone No: (317) 569-8234	Phone No: (317) 569-8234
Fax No: (317) 575-6195	Fax No: (317) 575-6195
until such time as either party notifies the other of a change of address. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger or telecopy transmission log being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     11.5. Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.
     11.6. No Third Party Beneficiaries
     This Agreement is intended for the sole and exclusive benefit of the parties hereto, and no third party or Person is intended as a third party beneficiary of this Agreement or any part hereof in any respect (including, but not limited to, any employee or contingent worker of the Seller Entity or any former Seller Entity employee or contingent worker), and no third party or Person shall obtain any rights, claims, benefits or privileges under or by virtue of this Agreement whatsoever.
     11.7. Counterparts; Execution
     To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement. This Agreement shall be deemed to have been executed at the time when and location at which the last signature of any of the parties is affixed hereto or to any counterpart hereof.
     11.8. Effect of Headings
     The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     11.9. Severability
     The parties agree that if any provisions of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
     11.10. Construction; Complete Agreement
     Regardless of whether the parties are or have been represented by counsel in connection with the negotiation and drafting of this Agreement, no principle of resolving ambiguities against the drafter shall apply in construing any of the terms hereof. This Agreement and exhibits hereto contain the full and complete agreement of among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between the parties.
     11.11. Certain Definitions
          (a) For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any Person (as hereinafter defined), any other Person controlling, controlled by, or under common control with such Person. For purposes of the foregoing definition, a “Person” shall be deemed to “control” another Person if that Person has the direct or indirect ability to direct or cause the direction of the management and policies of the “controlled” Person, through ownership of equity securities, by contract (including any management agreement), or otherwise, and shall be deemed to exist with respect to any entity as to which the Person in control owns, directly or indirectly, 20% or more of the outstanding voting rights. With respect to a trust, “Affiliate” shall include the trustee and any direct or indirect beneficiary of such trust.
          (b) For purposes of this Agreement, “Billing Cycle” shall mean the interval of time between permissible period rental fees for durable medical equipment and services, commencing with the first day of any interval in which a patient or insurer may be charged a periodic rental fee for durable medical equipment and services.
          (c) For purposes of this Agreement, an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter by the exercise of reasonable diligence with regard to the matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director or officer of such Person (or in any similar managerial or supervisory capacity) (i) is, or at any time was, actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter by the exercise of reasonable diligence with regard to the matter.
          (d) For purposes of this Agreement, a “Person” shall mean any individual, corporation, Limited Liability Company, partnership, government, government entity, or any other entity whatsoever.

          (e) For purposes of this Agreement, “Taxes” and “Tax” shall mean all taxes and any tax, including without limitation, all foreign, federal, state, county and local income, sales, employment, profit, payroll, use, trade, capital, occupation, property, excise, value-added, unitary, withholding, stamp, transfer, registration, recordation, license, taxes measured on or imposed by net worth, and other taxes, levies, imposts, duties, governmental obligations, deficiencies and assessments, together with all interest, penalties and additions imposed with respect thereto and including any transferee or secondary liability for Taxes and any liability in respect of Taxes as a result of being a member of any affiliated, consolidated, combined or unitary group
          (f) For purposes of any payment or disbursement made under this Agreement, “day” and “days” shall mean any day and days when banks in San Francisco are open for business.
     11.12. Schedules and Exhibits
     The schedules and exhibits referred to herein are attached hereto, made a part of, and incorporated into this Agreement by this reference.
[Signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first above written.

BRADEN PARTNERS, L.P.

/s/ Peter Kelly

By, its President: Peter B. Kelly

ARCADIA HOME OXYGEN AND
MEDIAL EQUIPMENT, INC.

/s/ Marvin R. Richardson

By, its President: Marvin R. Richardson

AMERICAN OXYGEN AND MEDICAL
EQUIPMENT, INC.

/s/ Marvin R. Richardson

By, its President: Marvin R. Richardson

THE SHAREHOLDERS:

ARCADIA PRODUCTS, INC.

/s/ Marvin R. Richardson

By, its President: Marvin R. Richardson

RKDA, INC.

/s/ Marvin R. Richardson

By, its President: Marvin R. Richardson

ARCADIA RESOURCES, INC.

/s/ Marvin R. Richardson

By, its President & CEO: Marvin R. Richardson